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                                                                    EXHIBIT 99.1


                                  [BELK LOGO]


NEWS RELEASE - Contact:  Belk, Inc. -- Steve Pernotto, 704-426-1890

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              BELK, INC. REPORTS RECORD NET INCOME FOR FISCAL 2004
                COMPARABLE STORE SALES UP 3.6% IN FOURTH QUARTER;
                         BOARD DECLARES SPECIAL DIVIDEND

CHARLOTTE, N.C., March 10, 2004 -- Belk, Inc. today announced operating results for its 2004 fiscal year ended January 31, 2004.

OPERATING RESULTS

Net income for the 52-week period increased $27.5 million, or 32.7 percent, over the same prior-year period to a record total of $111.5 million for the year. Net income excluding non-comparable items increased $13.5 million to $103.2 million. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

SALES

Sales for fiscal 2004 increased $23.3 million, or 1.0 percent, to $2,264.9 million from $2,241.6 million for the same prior-year period. The sales increase resulted primarily from a 3.6 percent increase in comparable store sales in the fourth quarter plus a total of $39.6 million in additional sales for the year generated from new stores. The top performing merchandise areas for the fourth quarter included soft home, hard home, men's furnishings, women's accessories, men's moderate sportswear and women's better career sportswear. Comparable store sales for the year decreased 0.9 percent due to a soft economy and a difficult sales environment during the first half of the year.

CASH FLOW

The company generated $273.0 million of cash flow from operations for the 52-week period. At year-end, cash-on-hand totaled $166.1 million and the company had zero borrowings outstanding under its $200 million revolving credit facility. Total debt at year-end was $308.5 million compared to $365.6 million as of the end of the previous fiscal year.

JOHN M. BELK, chairman and chief executive officer of Belk, Inc., said, "This was another year of outstanding achievement and excellent bottom-line results for Belk. We're especially pleased with the strong comparable store sales performance in the fourth quarter. The company made significant progress on many important fronts during the year because of the leadership, commitment and exceptional performance of our talented and dedicated team of associates."

FISCAL 2004 HIGHLIGHTS

Mr. Belk cited the following additional achievements in fiscal 2004, noting that the company:

- Expanded into eight new markets with the opening of new stores in Gulfport, Miss.; Gallatin, Columbia and Springfield, Tenn.; Lufkin, Texas; Hot Springs and Conway, Ark.; and Destin, Fla., which have a total combined space of approximately 518,000 square feet; and completed store renovations in Greensboro, Shelby and Winston-Salem, N.C., and Westminster, Md.

                                     -More-

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-        Generated strong operating cash flow, which enabled the company to build new stores, provide shareholder liquidity through a stock repurchase in the first quarter and reduce debt. Completed the consolidation and restructuring of its merchandising and marketing organization, provided customers with focused assortments of trend-right and price-right merchandise, and executed targeted advertising and sales promotion initiatives to generate additional sales.

- Improved profitability through successful company-wide cost-saving and merchandise margin improvement initiatives.

- Developed and expanded Belk proprietary brands such as Kim Rogers, Saddlebred, Meeting Street and Home Accents that offer customers exclusive offerings of the latest styles and a superior price-to-value relationship.

- Increased sales through execution of store-level strategies to improve customer service, increase sales productivity, add Belk charge customer accounts and build Belk's customer base through business-to-business initiatives.

The company reported expenditures for property and equipment totaling $127.1 million for the year, which includes expenditures for new stores, store expansions and renovations.

2004 STORE OPENING, EXPANSION AND REMODELING PLANS

During 2004, Belk plans to open 14 new stores and complete four store expansions and six major store remodeling projects. The total combined size of the new stores will be nearly 1.1 million square feet. Ten of the new stores are in new markets for Belk - Waco, Kerrville, Sherman and McKinney, Texas; Mandeville, La.; Sevierville, Tenn.; Marietta, Ga.; Viera and Clermont, Fla.; and Auburn, Ala. Four of the new stores are relocations of stores in existing markets - Beaufort and Myrtle Beach, S.C.; Lenoir, N.C.; and Cumming, Ga. Belk stores in Corinth, Miss., Cullman, Ala., and Greenville, N.C. will be expanded and remodeled during the year and stores in North Charleston and Sumter, S.C.; Savannah and Athens, Ga.; Raleigh, N.C.; and Winchester, Va. will undergo major renovations.

REGULAR AND SPECIAL DIVIDENDS DECLARED

The Belk, Inc. board of directors has declared a regular dividend of 27.5 cents per share and a special one-time additional dividend of 20 cents per share for shareholders of record as of March 10, 2004.

Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States. It operates 225 fashion department stores in 14 Southeastern states and was founded in 1888 by William Henry Belk in Monroe, N.C.

NOTES:

- To provide clarity in measuring Belk's financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of "net income excluding non-comparable items". Belk believes that "net income excluding non-comparable items" is a financial measure that emphasizes the company's core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk


                                     -More-

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         believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk's results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of "net income excluding non-comparable items" should not be considered in isolation or as a substitute for GAAP net income.

- Certain statements made in this Press Release are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our distribution consolidations; and changes in accounting standards or legal or regulatory matters. For additional information on these and other risk factors, see the section captioned "This Report Contains Forward-Looking Statements" in our Annual Report on Form 10-K for the fiscal year ended February 1, 2003 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

                                      # # #


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                                                                               4

                           BELK, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                         FISCAL YEAR ENDED
                                                                    ----------------------------
                                                                    January 31,      February 1,
                                                                       2004             2003
                                                                    ----------       ----------
(millions)
Revenues                                                            $  2,264.9       $  2,241.6
Cost of goods sold (including occupancy and buying expenses)           1,506.9          1,512.0
Selling, general and administrative expenses                             563.2            553.4
Asset impairment and store closing costs                                    --               .6
Restructuring charge                                                       2.0              8.1
                                                                    ----------       ----------
Operating income                                                         192.8            167.5
Interest expense, net                                                    (37.3)           (34.9)
Gain (loss) on property, equipment and investments                        14.8              (.4)
Other income, net                                                           .3              1.6
                                                                    ----------       ----------
Income before income taxes                                               170.6            133.8
Income taxes                                                              59.1             49.8
                                                                    ----------       ----------
Net income                                                          $    111.5       $     84.0
                                                                    ==========       ==========



                           BELK, INC. AND SUBSIDIARIES
                        RECONCILIATION OF NET INCOME AND
                    NET INCOME EXCLUDING NON-COMPARABLE ITEMS
                                   (UNAUDITED)


                                                               FISCAL YEAR ENDED
                                                          ---------------------------
                                                          January 31,     February 1,
                                                             2004            2003
                                                           ---------       ---------
(millions)
Net income                                                 $   111.5       $    84.0
(Gain) Loss on property, equipment and investments,
   net of income tax (expense) benefit                          (9.7)             .2
Asset impairment and store closing costs, net of
 income tax benefit                                               --              .4
Restructuring charge, net of income tax benefit                  1.4             5.1
                                                           ---------       ---------
Net income excluding non-comparable items                  $   103.2       $    89.7
                                                           =========       =========